                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                     SECURITY CAPITAL GROUP INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                      SECURITY CAPITAL GROUP INCORPORATED
                              125 Lincoln Avenue
                          Santa Fe, New Mexico 87501

                 NOTICE OF 1999 ANNUAL MEETING OF SHAREHOLDERS

                            To Be Held May 20, 1999

To the shareholders:

   The 1999 annual meeting of shareholders of Security Capital Group Incorporated will be held on Thursday, May 20, 1999, at the Chicago Renaissance Hotel, One West Wacker Drive, Chicago, Illinois, 60601, at 9:30 a.m. (Chicago time) for the following purposes:

     1. To elect three Class III Directors to serve until the annual meeting of shareholders in 2002, and until their successors are duly elected and qualify;

     2. To elect one additional Class I Director to serve with the existing three Class I Directors until the annual meeting of shareholders in 2000, and until his successor is duly elected and qualifies; and

     3. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

   Further information regarding the business to be transacted at the meeting is given in the accompanying Proxy Statement.

   Shareholders of record at the close of business on April 6, 1999 are entitled to notice of, and to vote at, the meeting.

   Please help Security Capital by promptly marking, dating, signing and returning the enclosed proxy card in the envelope provided for your convenience. If you attend the meeting and decide to vote in person, you may revoke your proxy.

   Beneficial holders planning to attend the meeting are urged to pre-register as provided in the attached so that your identity as a shareholder may be verified in advance.

                                          Jeffrey A. Klopf
                                          Secretary

April 14, 1999

                            YOUR VOTE IS IMPORTANT.
                  PLEASE PROMPTLY MARK, DATE, SIGN AND RETURN
                     YOUR PROXY IN THE ENCLOSED ENVELOPE.

                      SECURITY CAPITAL GROUP INCORPORATED
                              125 Lincoln Avenue
                          Santa Fe, New Mexico 87501

                                PROXY STATEMENT
                                      FOR
                      1999 ANNUAL MEETING OF SHAREHOLDERS

                            To Be Held May 20, 1999

                              GENERAL INFORMATION

   This proxy statement is being sent on April 14, 1999, to solicit proxies on behalf of the Board of Directors of Security Capital Group Incorporated ("Security Capital" or the "Company") to be voted at the 1999 annual meeting of shareholders to be held on Thursday, May 20, 1999, and to provide information concerning the use of the proxy and the business to be transacted at the annual meeting. If a shareholder specifies a choice with respect to any matter to be acted upon, the proxy holders will vote the shares represented by the proxy in accordance with the shareholder's specifications. If a shareholder returns an executed proxy without specifying choices, the proxy holders will vote the shares represented by the proxy in accordance with the recommendations of the Board.

   If you are a registered owner and plan to attend the meeting in person, you may request an admission ticket by marking the attendance box on your attached proxy card. Beneficial owners whose ownership is registered under another party's name and who plan to attend the meeting in person may obtain admission tickets in advance by sending written requests, along with proof of ownership, such as a bank or brokerage firm account statement, to: Lucinda G. Marker, Vice President and Assistant Secretary, Security Capital Group Incorporated, 125 Lincoln Avenue, Santa Fe, New Mexico 87501.

   Alternatively, registered or beneficial owners may pre-register for the meeting, obtain an admission ticket in advance or obtain information regarding availability of hotel rooms at the Chicago Renaissance Hotel at our reduced corporate rate by phoning our meeting planning staff at 1-800-988-4307. If you are planning to attend the meeting, we strongly urge you to pre-register for the meeting so that a name badge may be prepared for you in advance and you may avoid having to wait in line at our registration counter.

   Registered owners and beneficial owners (including the holders of valid proxies) who do not present valid admission tickets at the meeting or who have not pre-registered will be admitted only upon verification of ownership at the registration counter at the meeting.

   Any shareholder giving a proxy has the right to revoke it at any time before it is voted by giving written notice to the Secretary of Security Capital, by delivering to the Secretary of Security Capital a duly executed proxy bearing a later date or by attending and voting in person at the meeting.

   The cost of soliciting proxies will be borne by Security Capital. In addition to solicitation by mail, and without additional compensation for those services, proxies may be solicited personally, or by telephone, facsimile transmission or other electronic means by officers or employees of Security Capital. Security Capital will also request banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and similar parties to forward the solicitation material to the beneficial owners of Class A Shares and Class B Shares held of record by those persons, and Security Capital will, upon request of those record holders, reimburse forwarding charges and expenses.

                     SHARES OUTSTANDING AND VOTE REQUIRED

   At the close of business on April 6, 1999, the record date for determination of shareholders entitled to receive notice of, and to vote at, the meeting (the "Record Date"), approximately 1,405,973 Class A Shares, 51,806,162 Class B Shares and 257,642 Series B Preferred Shares were outstanding. Each whole Class A Share outstanding on the Record Date is entitled to one vote, and each fractional Class A Share is entitled to its fraction of one vote. Each whole Class B Share outstanding on the Record Date is entitled to .005 of a vote, or a total of 259,030 votes for all outstanding Class B Shares. Each Series B Preferred Share outstanding on the Record Date is entitled to .064 of a vote (which equals the number of votes for the Class B Shares into which a Series B Preferred Share could be converted on the Record Date divided by two), or a total of 16,515 votes for all outstanding Series B Preferred Shares. There is no right to cumulative voting. The Class A Shares, the Class B Shares and the Series B Preferred Shares will vote as a single class for the election of Directors. A majority of all votes entitled to be cast in person or by proxy will constitute a quorum at the meeting.

   Assuming the existence of a quorum, the affirmative vote of a plurality of the votes cast in person or by proxy at the meeting is required to elect each nominee for Director. Representatives of Security Capital's transfer agent will assist Security Capital in the tabulation of the votes. Abstentions and broker non-votes are counted as shares represented at the meeting for purposes of determining a quorum. An abstention or broker non-vote has no effect with respect to the election of Directors.

                                SHARE OWNERSHIP

   The following table sets forth, as of February 1, 1999, the beneficial ownership of Class A Shares and Class B Shares (including Class B Shares issuable upon conversion of Class A Shares or Series B Preferred Shares) for
(i) each Director of Security Capital, (ii) the Chief Executive Officer and the four other most highly compensated executive officers of Security Capital (the "Named Executive Officers"), (iii) each person known to Security Capital to be the beneficial owner of more than 5% of the outstanding Class A Shares or Class B Shares and (iv) the Directors and executive officers of Security Capital as a group. Unless otherwise indicated in the footnotes, all of the interests are owned directly, and the indicated person or entity has sole voting and investment power. The address of each Director and executive officer listed below is c/o Security Capital Group Incorporated at the administrative offices of SCGroup Incorporated located at 7777 Market Center Avenue, El Paso, Texas 79912.

                                            Class A Shares     Class B Shares
                                           ---------------- --------------------
 Name and Address
 of Beneficial Owner                       Number(1)  %(2)  Number(3)(4) %(2)(5)
 -------------------                       --------- ------ ------------ -------
 C. Ronald Blankenship(6)...............      7,221    *       364,835      *
 Samuel W. Bodman.......................      6,747    *       344,850      *
 Hermann Buerger(7).....................        375    *        26,250      *
 John P. Frazee, Jr.(8).................      6,063    *       310,650      *
 Cyrus F. Freidheim, Jr.(9).............      4,741    *       244,550      *
 H. Laurance Fuller(10).................      4,954    *       255,200      *
 Ray L. Hunt(11)........................     32,349  2.20%   1,874,950    3.86%
 John T. Kelley, III(12)................      4,549    *       235,030      *
 William D. Sanders(13).................     57,328  3.90%   3,091,400    6.37%
 Peter S. Willmott(14)..................      5,778    *       306,400      *
 Thomas G. Wattles(15)..................      6,004    *       307,370      *
 Anthony R. Manno, Jr...................      3,558    *       177,900      *
 Donald E. Suter........................        117    *         6,050      *
 All Directors and executive officers as
  a group (35 persons)..................    147,840  10.06%  7,996,235   16.48%
 Commerzbank AG, Grand Cayman Branch(16)
  2 World Financial Center
  New York, NY 10281....................        --     *     6,606,205   13.61%

                                           Class A Shares     Class B Shares
                                           --------------- --------------------
 Name and Address
 of Beneficial Owner                       Number(1) %(2)  Number(3)(4) %(2)(5)
 -------------------                       --------- ----- ------------ -------
 Security Capital U.S. Realty(17)
  69, route d'Esch
  L-1470 Luxembourg......................   100,095  6.81%   6,969,036  14.36%
 SCPG Holdings Pte. Ltd.(18)
  250 North Bridge Road
  Raffles City Tower
  Singapore 179101.......................       --     *     3,819,709   7.87%
 Wellington Management Company, LLP(19)
  75 State Street
  Boston, MA 02109.......................       --     *     2,597,650   5.35%
 Merrill Lynch & Co., Inc.(20)
  (on behalf of Merrill Lynch Asset
  Management Group)
  World Financial Center, North Tower
  250 Vesey Street
  New York, NY 10381.....................       --     *     3,893,826   8.02%
 Commonwealth of Pennsylvania,
  Public School Employes'
  Retirement System(21)
  5 North 5th Street
  Harrisburg, PA 17101...................    83,773  5.70%  14,168,200  29.19%
 Robert Fleming, Inc.(22)
  320 Park Avenue
  11th Floor
  New York, NY 10022.....................       --     *     2,832,300   5.84%
 Oppenheimer Capital(23)
  Oppenheimer Tower
  World Financial Center
  New York, NY 10281.....................    84,916  5.78%   6,608,883  13.62%

--------
   *Less than 1%

 (1) Includes Class A Shares which may be acquired upon conversion of convertible debentures or the exercise of options or warrants within 60 days for Messrs. Blankenship (6,835), Bodman (2,549), Buerger (375), Frazee (2,549), Freidheim (2,549), Fuller (2,549), Hunt (2,549), Kelley
     (2,549), Sanders (10,345), Willmott (2,549), Wattles (5,611), Manno
     (2,431) and Suter (117) and all Directors and executive officers as a group (50,342).

 (2) For each person who owns options or convertible securities which are exercisable within 60 days, the calculation of the percentage ownership assumes that only that person has exercised all of his options and converted all of his convertible securities and that no other person has exercised any outstanding options or converted any convertible securities.

 (3) Each Class A Share may be converted at any time into 50 Class B Shares. Includes Class B Shares which may be acquired upon conversion of Class A Shares (including Class A Shares which may be acquired upon the exercise of options for Class A Shares as described in footnote 1 above).

 (4) Includes Class B Shares which may be acquired upon the exercise of options within 60 days for Messrs. Bodman (7,500), Buerger (7,500), Frazee (7,500), Freidheim (7,500), Fuller (7,500), Hunt (7,500), Kelley
     (7,500), and Willmott (7,500) and all Directors and executive officers as a group (60,000).

 (5) For each person who owns Class A Shares, the calculation of the percentage ownership assumes that only that person has converted all of his Class A Shares into Class B Shares and that no other person has converted any Class A Shares.

 (6) Includes 2,000 Class B Shares held by a corporation of which Mr. Blankenship is a controlling shareholder.

(7) Mr. Buerger is Executive Vice President of Commerzbank AG in New York. Commerzbank Aktiengesellschaft, Grand Cayman Branch ("Commerzbank AG, Grand Cayman Branch"), beneficially owns Class B Shares and Series B Preferred Shares as described in footnote 16 below. Mr. Buerger disclaims beneficial ownership of these shares.

(8) Includes seven Class A Shares held by Mr. Frazee's children and one Class A Share held by his wife.

(9) Includes 100 Class A Shares held by a family trust.

(10) Includes two Class A Shares held by Mr. Fuller's wife.

(11) Includes seven Class A Shares held by family trusts for which Mr. Hunt is trustee and 4,817 Class A Shares for which Mr. Hunt shares beneficial ownership pursuant to a power of attorney. Excludes 2,465 Class A Shares which Mr. Hunt's wife owns as separate property and 23,772 Class A Shares held by Hunt Financial Corporation, the capital stock of which is held, indirectly through a series of corporations, by trusts for the benefit of Mr. Hunt and members of his family, as to which Mr. Hunt disclaims beneficial ownership. Includes 250,000 Class B Shares held by family trusts which have granted Mr. Hunt authority with respect to the voting and disposition of these shares.

(12) Includes 1,999 Class A Shares held by a trust of which Mr. Kelley is trustee.

(13) Includes 789 Class A Shares held by the Sanders Foundation and 161 Class A Shares held by Mr. Sanders' children. Includes 40,000 Class B Shares held by Mr. Sanders' family partnership and 72,500 Class B Shares held by a corporation which Mr. Sanders owns.

(14) Includes three Class A Shares held by Mr. Willmott's children and two Class A Shares held by
    Mr. Willmott's wife.

(15) Includes two Class A Shares held by Mr. Wattles' wife, nine Class A Shares held by his children and 147 Class A Shares held in an IRA account. Includes 7,170 Class B Shares held in an IRA account.

(16) Information with respect to beneficial ownership of Commerzbank AG, Grand Cayman Branch, is included herein in reliance on a Schedule 13G amendment, dated March 23, 1999, filed with the Securities and Exchange Commission (the "SEC"). The Schedule 13G indicates that Commerzbank AG, Grand Cayman Branch, beneficially owns 6,606,205 Class B Shares as a result of owning 257,642 Series B Preferred Shares, with respect to all of which it has sole power to vote or direct the vote and sole power to dispose or direct the disposition.

(17) Includes 47,664 Class A Shares which may be acquired upon the conversion of 6.50% convertible debentures due 2016.

(18) Information with respect to beneficial ownership of SCPG Holdings Pte. Ltd. is included herein in reliance on a Schedule 13D, dated June 5, 1998, filed with the SEC. The Schedule 13D indicates that SCPG Holdings Pte. Ltd. has shared power to vote or direct the vote of 3,819,709 Class B Shares and shared power to dispose or direct the disposition of 3,819,709 Class B Shares.

(19) Information with respect to beneficial ownership of Wellington Management Company, LLP, is included herein in reliance on a Schedule 13G dated December 31, 1998, filed with the SEC. The Schedule 13G indicates that Wellington Management Company, LLP has shared power to vote or direct the vote of 1,919,600 Class B Shares and shared power to dispose or direct the disposition of 2,597,650 Class B Shares.

(20) Information with respect to beneficial ownership of Merrill Lynch & Co., Inc. (on behalf of Merrill Lynch Asset Management Group) is included herein in reliance on a Schedule 13G dated February 5, 1999, filed with the SEC. The Schedule 13G indicates that Merrill Lynch & Co., Inc. (on behalf of Merrill Lynch Asset Management Group) has shared power to vote or direct the vote of 3,893,826 Class B Shares and shared power to dispose or direct the disposition of 3,893,826 Class B Shares.

(21) Information with respect to the beneficial ownership of Commonwealth of Pennsylvania, Public School Employes' Retirement System is included herein in reliance on a Schedule 13G dated February 11, 1999, filed with the SEC. The Schedule 13G indicates that Commonwealth of Pennsylvania Public School Employes' Retirement System has sole power to vote or direct the vote of 83,773 Class A Shares and has sole power to vote or direct the vote of 9,979,550 Class B Shares and sole power to dispose or direct the disposition of 83,773 Class A Shares and sole power to dispose or direct the disposition of 9,979,550 Class B Shares.

(22) Information with respect to the beneficial ownership of Robert Fleming, Inc. is included herein in reliance on a Schedule 13G dated February 5, 1999, filed with the SEC. The Schedule 13G indicates that Robert Fleming, Inc. has shared power to vote or direct the vote of 2,832,300 Class B Shares and shared power to dispose or direct the disposition of 2,832,300 Class B Shares.

(23) Information with respect to the beneficial ownership of Oppenheimer Capital is included herein in reliance on a Schedule 13G dated February 9, 1999, filed with the SEC. The Schedule 13G indicates that Oppenheimer Capital has shared power to vote or direct the vote of 84,916 Class A Shares and has shared power to vote or direct the vote of 2,363,083 Class B Shares and shared power to dispose or direct the disposition of 84,916 Class A Shares and shared power to dispose or direct the disposition of 2,363,083 Class B Shares.

   The following table sets forth, as of February 1, 1999, the beneficial ownership of the outstanding common shares of each of Homestead Village Incorporated ("Homestead"), Archstone Communities Trust ("Archstone"), ProLogis Trust ("ProLogis"), Security Capital European Realty ("SC-European Realty") and Security Capital U.S. Realty ("SC-U.S. Realty") for (i) each Director of Security Capital, (ii) each Named Executive Officer and (iii) the Directors and executive officers of Security Capital as a group. The address of each person listed below is c/o Security Capital Group Incorporated at the administrative offices of SCGroup Incorporated located at 7777 Market Center Avenue, El Paso, Texas 79912. Unless otherwise indicated in the footnotes, all of the interests are owned directly, and the indicated person or entity has sole voting and investment power.

                                                        SC-European
                   Homestead   Archstone     ProLogis      Realty    SC-U.S. Realty
                   ---------   ---------     --------   -----------  --------------
Name of
Beneficial Owner  Number %(1) Number  %(1) Number  %(1) Number  %(1)  Number   %(1)
----------------  ------ ---- ------  ---- ------  ---- ------  ----  ------   ----
C. Ronald
 Blankenship(2).   7,311  *    36,030  *       594  *         0  *           0   *
Samuel W.
 Bodman(3)......     635  *     2,325  *    32,308  *         0  *     196,705   *
Hermann Buerger.       0  *         0  *         0  *         0  *           0   *
John P. Frazee,
 Jr.(4).........  29,358  *         0  *     7,799  *         0  *           0   *
Cyrus F.
 Freidheim,
 Jr.(5).........       0  *     5,555  *     9,958  *         0  *       5,000   *
H. Laurance
 Fuller(6)......     216  *     1,110  *     2,846  *         0  *           0   *
Ray L. Hunt(7)..   7,171  *    46,286  *   160,135  *   326,250  *   2,131,056 1.23%
John T. Kelley,
 III(8).........   2,739  *    21,085  *    90,771  *         0  *      25,000   *
William D.
 Sanders(9).....   3,500  *   232,893  *   285,653  *    90,625  *     425,600   *
Peter S.
 Willmott(10)...   2,577  *    18,922  *         6  *         0  *           0   *
Thomas G.
 Wattles(11)....   1,837  *        12  *    26,340  *         0  *           0   *
Anthony R.
 Manno, Jr.(12).     166  *     1,502  *         0  *         0  *           0   *
Donald E. Suter.       0  *         0  *         0  *         0  *           0   *
All Directors
 and executive
 officers as a
 group (35
 persons).......  62,136  *   489,746  *   621,216  *   421,694  *   2,836,161 1.64%

--------
   *Less than 1%.

 (1) For each person who owns options which are exercisable within 60 days, the calculation of the percentage ownership assumes that only that person has exercised all of his options and that no other person has exercised any outstanding options.

 (2) Homestead shares include 2,895 shares held by a corporation of which Mr. Blankenship is a controlling shareholder. Archstone shares include 14,936 shares held by a corporation of which Mr. Blankenship is a controlling shareholder. ProLogis shares include 111 shares held by Mr. Blankenship's child.

 (3) Homestead shares are held by the Perry O. Barber, Jr. Family Trust for which M. Diane Bodman, the wife of Mr. Bodman, is trustee and in which Mr. Bodman disclaims any beneficial interest. Archstone shares include 775 shares held by M. Diane Bodman's IRA account, 1,300 shares held by the Perry O. Barber, Jr. Family Trust for which M. Diane Bodman is trustee and 250 shares held for the benefit of M. Diane Bodman's children. ProLogis shares are owned by the Bodman Foundation, a charitable trust for which Mr. Bodman is trustee and in which Mr. Bodman disclaims any beneficial interest. SC-U.S.Realty shares include 49,176 shares held by the Elizabeth L. Bodman Trust in which Mr. Bodman disclaims any beneficial interest.

 (4) Archstone shares are held by Mr. Frazee's IRA account. Homestead shares include 22,758 shares held by Mr. Frazee's IRA account, 600 shares held by Mr. Frazee's children, and options to acquire 6,000 shares. ProLogis shares include two shares held by Mr. Frazee's wife and six shares held by his children.

 (5) SC-U.S.Realty shares are held by Mr. Freidheim's wife.

 (6) Includes 108 Homestead shares held by Mr. Fuller's wife, 555 Archstone shares held by Mr. Fuller's wife, and 402 ProLogis shares held by Mr. Fuller's wife.

 (7) Homestead shares include 330 shares held by family trusts for which Mr. Hunt is trustee, 990 shares for which Mr. Hunt shares beneficial ownership pursuant to powers of attorney, 5,521 shares held by a family limited partnership of which a corporation which Mr. Hunt owns is the general partner and 330 shares held by a corporation which Mr. Hunt owns. Homestead shares exclude 330 shares which Mr. Hunt's wife owns as separate property and 23,479 shares held by Hunt Financial Corporation, the capital stock of which is held, indirectly through a series of corporations, by trusts for the benefit of Mr. Hunt and members of his family, as to which Mr. Hunt disclaims beneficial ownership.

    Archstone shares include 1,741 shares held by a family trust for which Mr. Hunt is trustee, 5,222 shares for which Mr. Hunt shares beneficial ownership pursuant to powers of attorney, 29,021 shares held by a family limited partnership of which a corporation which Mr. Hunt owns is the general partner and 1,741 shares held by a corporation which Mr. Hunt owns. Archstone shares exclude 1,741 shares which Mr. Hunt's wife owns as separate property and 111,800 shares held by Hunt Financial Corporation, the capital stock of which is held, indirectly through a series of corporations, by trusts for the benefit of Mr. Hunt and members of his family, as to which Mr. Hunt disclaims beneficial ownership.

    ProLogis shares include 6,343 shares held by family trusts for which Mr. Hunt is trustee, 3,801 shares for which Mr. Hunt shares beneficial ownership pursuant to powers of attorney, 146,192 shares held by a family limited partnership of which a corporation which Mr. Hunt owns is the general partner and 2,532 shares held by corporations owned directly by Mr. Hunt or by trusts of which he is a trustee. ProLogis shares exclude 1,269 shares which Mr. Hunt's wife owns as separate property, as to which Mr. Hunt disclaims beneficial ownership.

    The SC-European Realty shares are shares for which Mr. Hunt shares beneficial ownership pursuant to powers of attorney.

    SC-U.S.Realty shares include 196,706 shares for which Mr. Hunt shares beneficial ownership pursuant to powers of attorney, 1,671,997 shares held by a family limited partnership of which a corporation which Mr. Hunt owns is the general partner and 98,353 shares held by a corporation which Mr. Hunt owns.
    SC-U.S.Realty shares exclude 82,000 shares which Mr. Hunt's wife owns as separate property, as to which Mr. Hunt disclaims beneficial ownership.

 (8) Homestead and Archstone shares are held in a trust for which Mr. Kelley is trustee. Archstone shares include options to acquire 8,000 shares. ProLogis shares include 88,833 shares held in a trust for which Mr. Kelley is trustee.

 (9) Homestead shares include 3,500 shares held by Mr. Sanders' children. Archstone shares include 42,393 shares held by Mr. Sanders' family partnership, 162,968 shares held by a corporation which Mr. Sanders owns and 27,532 shares held by the Sanders Foundation. ProLogis shares include 80,731 shares held by

    Mr. Sanders' family partnership, 22,666 shares held by a corporation which Mr. Sanders owns and 2,730 shares held by Mr. Sanders' wife and children. SC-U.S.Realty shares include 108,437 shares held by
    Mr. Sanders' family partnership, 10,000 shares held by a corporation which Mr. Sanders owns, and 510 shares held by Mr. Sanders' children.

(10) Includes four ProLogis shares held by Mr. Willmott's children and two ProLogis shares held by
    Mr. Willmott's wife.

(11) Includes 12 Archstone shares held by Mr. Wattles' children. Homestead shares include one share held by Mr. Wattles' child with the remaining Homestead shares being held in an IRA account. ProLogis shares include 2,213 shares held by Mr. Wattles' children, six shares held by his wife and 7,424 shares held in an IRA account.

(12) Includes two Archstone shares held by Mr. Manno's child.

                             ELECTION OF DIRECTORS

   The designated proxy holders will vote shares represented by the proxy to elect Messrs. John T. Kelley III, William D. Sanders and Peter S. Willmott as Class III Directors and Mr. C. Ronald Blankenship as a Class I Director, unless otherwise designated on the proxy. Messrs. Kelley, Sanders and Willmott, if elected, will serve as Directors until the annual meeting of shareholders in 2002. Mr. Blankenship, if elected, will serve as a Director until the annual meeting of shareholders in 2000. Any vacancies occurring in the Board will be filled by the remaining Directors in office. Any Director elected by the Directors to fill a vacancy will hold office until the next annual meeting of shareholders, at which time the shareholders will elect a Director to fill the unexpired term of the class of Directors in which the vacancy occurred. In May 1998, the Board was expanded to 10 Directors and Mr. Blankenship was elected by the Board as a Director to fill the vacancy. Should any of the nominees named below become unavailable for election, which is not anticipated, the shares represented by the accompanying proxy will be voted for the election of another person recommended by the Board. The Board recommends that shareholders vote FOR the election of each nominee.

Nominees

                                     Business Experience and             Director
       Director       Age   Directorships of Publicly Held Companies      Since
       --------       ---   ----------------------------------------     --------
 John T. Kelley, III. 58  Founding officer of ProLogis, Trustee of         1990
                          Archstone since January 1988, and an
                          advisory Trustee of ProLogis since December
                          1993. Director of Regency Realty Corporation
                          since February 1999, prior to which he
                          served as Chairman of the Board of the
                          former Pacific Retail Trust.

 William D. Sanders . 57  Founder, Chairman and Chief Executive            1990
                          Officer of Security Capital. Mr. Sanders
                          currently serves as a Director of
                          CarrAmerica Realty Corporation, SC-
                          U.S.Realty, SC-European Realty, Storage USA
                          and Strategic Hotel Capital Incorporated and
                          an Advisory Director of Regency Realty
                          Corporation. He is a member of the Board of
                          Governors of the National Association of
                          Real Estate Investment Trusts ("NAREIT").

 Peter S. Willmott... 61  Chairman and Chief Executive Officer of          1990
                          Willmott Services, Inc. since 1989. Mr.
                          Willmott is a Director of Federal Express
                          Corporation and Zenith Electronics
                          Corporation. He is also former Chairman of
                          the Executive Committee of Williams College
                          and serves on the Board of Children's
                          Memorial Hospital, Chicago, Illinois.


                                      Business Experience and            Director
        Director        Age  Directorships of Publicly Held Companies     Since
        --------        ---  ----------------------------------------    --------
 C. Ronald              49  Vice Chairman and Chief Operating Officer      1998
  Blankenship.........      of Security Capital since May 1998.
                            Director of CarrAmerica Realty Corporation
                            since August 1998. Managing Director of
                            Security Capital from 1991 until 1998.
                            Prior to June 1997 he was the Chairman of
                            Archstone. Mr. Blankenship is an Advisory
                            Trustee of Archstone, Director of
                            Strategic Hotel Capital Incorporated and
                            Storage USA, Inc., and an Advisory
                            Director of Homestead.

Continuing Directors

   The following persons will continue to hold positions as Directors:

Samuel W. Bodman--60--Chairman and Chief Executive Officer of Cabot Corporation since 1988.
Mr. Bodman is a Director of Cabot Corporation, Cabot Oil & Gas Corporation, John Hancock Mutual Life Insurance Company and Westvaco, Inc. He is also a Trustee and member of the Executive Committee of the Board of Trustees of MIT, a member of the American Academy of Arts and Sciences, a Trustee of Isabella Stewart Gardner Museum and a Trustee of the New England Aquarium. Mr. Bodman's term as Director expires in 2000.

Hermann Buerger--55--Executive Vice President of Commerzbank AG in New York. Mr. Buerger is also a Trustee of the Virginia Tech Foundation, a Director of United Dominion Industries and Paging Network Incorporated and a member of the Advisory Board of the Wharton Real Estate Center. Mr. Buerger's term as Director expires in 2000.

John P. Frazee, Jr.--54--Director, Chairman, President and Chief Executive Officer of Paging Network Incorporated since August 1997. Formerly, President and Chief Operating Officer of Sprint Corporation Mr. Frazee is a Director of Cable Satellite Public Affairs Network, Nalco Chemical Company, Dean Foods Company and Homestead. Mr. Frazee is also a Director of the Foundation for Independent Higher Education and a Life Trustee of Rush-Presbyterian-St. Luke's Medical Center. Mr. Frazee is also a National Trustee of the Newberry Library. Mr. Frazee's term as Director expires in 2000.

Cyrus F. Freidheim, Jr.--63--Vice Chairman of Booz . Allen & Hamilton, Inc., an international management consulting firm, which he joined in 1966. Mr. Freidheim is a Director of Household International Inc. and MicroAge, Inc. He is also a Trustee of Rush-Presbyterian-St. Luke's Medical Center and The Orchestral Association (the Chicago Symphony Orchestra). He is also a member of the America-China Society, the Council on Foreign Relations and the U.S. Japan Business Council. Mr. Freidheim's term as Director expires in 2001.

H. Laurance Fuller--60--Co-Chairman and Director of BPAmoco p.l.c. since January 1999. Formerly Chairman and Chief Executive Officer of Amoco Corporation. Mr. Fuller is also a Director of Abbott Laboratories, the Chase Manhattan Corporation and Motorola, Inc. Mr. Fuller is also Chairman of the American Petroleum Institute. Mr. Fuller is a Trustee of The Orchestral Association (the Chicago Symphony Orchestra) and a Trustee of the University Council of Cornell University. Mr. Fuller's term as Director expires in 2001.

Ray L. Hunt--56--Chairman and Chief Executive Officer of Hunt Oil Company and Chairman, Chief Executive Officer and President of Hunt Consolidated Inc. Mr. Hunt is also a Class C Director of the Federal Reserve Bank of Dallas, and a Director of Halliburton Company, Electronic Data Systems Corporation, PepsiCo, Inc., and Ergo Science Corporation. Mr. Hunt's term as Director expires in 2001.

Meetings and Committees

   The Board held five meetings during 1998. The Audit Committee of the Board, composed of Messrs. Fuller (Chairman), Buerger, Freidheim and Willmott, makes recommendations concerning the engagement of independent public accountants, reviews the plans and results of the audit engagement with the independent public accountants, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees and reviews the adequacy of Security Capital's internal accounting controls. The Audit Committee held three meetings during 1998.

   The Management Development and Compensation Committee (the "Compensation Committee"), composed of Messrs. Bodman (Chairman), Frazee and Kelley, reviews and approves compensation arrangements and plans of Security Capital and administers the various option plans of Security Capital. The Compensation Committee held seven meetings in 1998.

   The Executive Committee, composed of Messrs. Sanders (Chairman), Frazee, Hunt and Blankenship, has full authority to act on behalf of the Board between regular meetings of the Board, except with respect to securities offerings. The Executive Committee did not meet in 1998.

   Security Capital has no standing nominating committee. During 1998, each Director attended at least 75 percent of the total number of meetings of the Board and the committees on which he served, except Mr. Hunt who attended 60 percent.

Director Compensation

   Security Capital pays an annual retainer of $35,000 to Directors who are not officers or employees of Security Capital or its affiliates; that amount is paid quarterly to the Directors in cash or, at the election of the Director, Class A Shares based on the then current fair market value of the Class A Shares. Non-employee chairpersons of Board committees receive an additional annual retainer of $3,000 payable in cash or, at the election of the Director, Class A Shares based on the then current fair market value of the Class A Shares. Officers of Security Capital or its affiliates who are Directors are not paid any Director fees.

   Directors are reimbursed for any out-of-town travel expenses incurred in connection with attendance at Board meetings.

Outside Directors Plan

   Pursuant to the Security Capital Group Incorporated 1996 Outside Directors Plan (the "Outside Directors Plan"), each Director who is not an employee or officer of Security Capital or any of its affiliates (an "Outside Director") is entitled to receive on January 1 of each year an option to purchase up to 7,500 Class B Shares at a price per Class B Share equal to the fair market value of a Class B Share on that date. Prior to March 25, 1998, each Outside Director was entitled to receive an option to purchase 150 Class A Shares at a price per Class A Share equal to the fair market value of one Class A Share on that date.

   The purpose of the Outside Directors Plan is to enable the Outside Directors to increase their ownership of Security Capital and thereby further the identity of their interests with those of Security Capital's other shareholders. The Secretary of Security Capital (the "Administrator") administers the Outside Directors Plan with a view to Security Capital's best interests and the Outside Directors Plan's objectives.

   The number of Class B Shares currently reserved for issuance upon exercise of options granted under the Outside Directors Plan is 173,750. Options for a total of 3,525 Class A Shares and 60,000 Class B shares have been issued and are outstanding under the Outside Directors Plan. In the event of certain transactions affecting the type or number of outstanding shares, the Administrator may make adjustments to Class B Shares and options that are subject to the Outside Directors Plan.

   Each option becomes exercisable immediately on date of grant. Each option will expire by the ten-year anniversary of the date of grant.

                            EXECUTIVE COMPENSATION

   The following table presents the compensation for 1998, 1997 and 1996 paid to the Named Executive Officers:

                   Annual Compensation                                  Long-Term Compensation
----------------------------------------------------------- -----------------------------------------------
                                                              Class A     Class B
                                                              Shares      Shares    Restricted
                                                            Underlying  Underlying    Stock     All Other
                               Salary   Bonus  Other Annual    Stock       Stock      Awards   Compensation
   Name and Position      Year   ($)     ($)   Compensation Options (#) Options (#)  ($) (1)     ($) (2)
------------------------  ---- ------- ------- ------------ ----------- ----------- ---------- ------------
William D. Sanders--      1998 300,000 803,000      --          --        295,593   1,732,500     5,070
 Chairman and             1997 300,000 550,000      --         3,667        --          --          270
 Chief Executive Officer  1996 210,000 404,000      --         1,097        --          --          226

C. Ronald Blankenship--   1998 275,000 711,500      --          --        364,831   1,443,750       270
 Vice Chairman and        1997 275,000 525,000      --         3,248        --          --          270
 Chief Operating Officer  1996 203,000 397,000      --         1,032        --          --          219

Thomas G. Wattles--       1998 260,000 643,000      --          --        207,119   1,155,000     5,070
 Managing Director        1997 260,000 440,000      --         2,830        --          --           90
                          1996 197,000 353,000      --           922        --          --          --

Anthony R. Manno, Jr.--   1998 225,000 503,500      --          --        149,915   1,010,625     4,001
 Managing Director        1997 225,000 375,000      --         1,264        --          --          243
                          1996 180,000 260,000      --           571        --          --          194

Donald E. Suter--         1998 200,000 502,000      --          --        89,576    1,010,625     5,016
 Managing Director        1997 200,000 250,000      --           771        --          --          216
                          1996 124,359  55,480      --           624        --          --          --

--------
(1) Amounts shown represent restricted stock unit awards made in 1998 under the 1998 Long-Term Incentive Plan, which will vest upon the earlier of December 9, 2003 or the Class B Shares trading at a closing price of at least $40 per share for the ten consecutive trading days. The number of Class B Shares covered by these restricted stock unit awards and the value of the restricted stock unit awards at December 31, 1998, based on the closing price of the Class B Shares on that date, for the Named Executive Officers were: Mr. Sanders--120,000 shares, $1,627,500; Mr. Blankenship-- 100,000 shares, $1,356,250; Mr. Wattles--80,000 shares, $1,085,000; Mr.
    Manno--70,000 shares, $949,375; and Mr. Suter--70,000 shares, $949,375.

(2) Includes contributions made by the Company in 1998 under its Savings Plan and the dollar value of insurance premiums paid by the Company with respect to term life insurance for the benefit of Named Executive Officer. Beginning in 1998, the Company matches up to 50% of the first 6% of compensation contributed by the employee under the Savings Plan with Class B Shares.

   In December 1998, the Compensation Committee granted restricted stock unit awards to certain key executives whom the Compensation Committee deemed critical to the long-term success of Security Capital to promote long-term retention and incent these key executives to achieve targeted shareholder value goals. The restricted stock unit awards are composed of units which will vest for a specified number of Class B Shares. The Compensation Committee granted restricted stock unit awards to 11 key executives, including the Named Executive Officers, for a total of 728,000 Class B Shares, which awards will vest upon the earlier of December 9, 2003, or the Class B Shares trading at a closing price of at least $40 per share for ten consecutive trading days. The Compensation Committee also granted restricted stock unit awards to 18 other key executives for a total of 540,000 Class B Shares, which awards will vest 10% on the first anniversary, 20% on the second anniversary, 30% on the third anniversary, and 40% on the fourth anniversary of the date of grant (December 9, 1998). All restricted stock unit awards will vest earlier in the case of the recipient's retirement, disability or death, or upon a change of control and termination of the recipient's employment.

Option Grants

   During 1998, options for 3,901,841 Class B Shares were granted by the Compensation Committee to 242 key employees and officers of Security Capital and its affiliates. The following table sets forth certain information with respect to individual grants of options to each of the Named Executive Officers.

                                          Individual Grants
                         ---------------------------------------------------
                                         Percent of
                         Class B Shares Total Options                           Grant
                           Underlying    Granted to   Exercise or            Date Present
                            Options     Employees in  Base Price  Expiration  Value ($)
          Name           Granted (#)(1)   1998 (%)     ($/share)     Date        (2)
          ----           -------------- ------------- ----------- ---------- ------------
William D. Sanders......     95,593                     18.4375    9/23/08      705,027
                            200,000         7.58        14.4375    12/9/08    1,155,060
C. Ronald Blankenship...    189,831                     18.4375    9/23/08    1,400,061
                            175,000         9.35        14.4375    12/9/08    1,010,678
Thomas G. Wattles.......     67,119                     18.4375    9/23/08      495,023
                            140,000         5.31        14.4375    12/9/08      808,542
Anthony R. Manno, Jr....     94,915                     18.4375    9/23/08      700,027
                             55,000         3.84        14.4375    12/9/08      317,642
Donald E. Suter.........     34,576                     18.4375    9/23/08      255,008
                             55,000         2.30        14.4375    12/9/08      317,642

--------
(1) These options become exercisable in one-fourth increments on the first, second, third and fourth anniversaries of the dates of grant (September 23, 1998, and December 9, 1998, except that such options may be exercised earlier in the case of the optionee's retirement, disability or death or upon a change of control and termination of the optionee's employment.)

(2) The amounts shown are based on the Black-Scholes option pricing model. The material assumptions incorporated in the Black-Scholes model for estimating the value of the options include the following: risk-free interest rates of 4.72%; expected lives of 6.25 years; no expected dividends; and expected volatility of 30%.

Option Exercises in 1998 and Year-End Option Values

   The following table sets forth certain information concerning exercises of options during 1998 by each of the Named Executive Officers and the year-end value of unexercised options owned by the Named Executive Officers:

                                                       Number of Class A Shares and          Value of Unexercised
                                                         Class B Shares Underlying          in-the-money Options at
                                                    Unexercised Options at Year-End (#)    December 31, 1998 ($)(1)
                                                  ---------------------------------------- ---------------------------
                       Class A  Class B
                        Shares   Shares
                       Acquired Acquired                                   Class A Class B
                          on       on     Value     Class A      Class B   Shares  Shares
                       Exercise Exercise Realized   Shares       Shares    Unexer- Unexer-
        Name             (#)      (#)      ($)    Exercisable  Exercisable cisable cisable Exercisable   Unexercisable
        ----           -------- -------- -------- -----------  ----------- ------- ------- -----------   -------------
William D. Sanders       --       --       --       10,146(2)      --       5,379  295,593  2,365,973(2)      --
C. Ronald Blankenship    --       --       --        6,244         --       6,471  364,831  1,714,091       497,917
Thomas G. Wattles        --       --       --        5,129         --       5,521  207,119  1,400,051       386,242
Anthony R. Manno, Jr.    --       --       --          205         --       3,290  149,915     --           254,675
Donald E. Suter          --       --       --          117         --       1,278   89,576     --             --

--------
(1) Based on the December 31, 1998, NYSE closing price of $660 per Class A
    Share.

(2) Mr. Sanders also had exercisable warrants for 8,060 Class A Shares on December 31, 1998 with a value of $644,980.

Employment Contracts, Termination of Employment and Change-in-Control
Arrangements

   Security Capital has no employment contracts with any executive officer.

   Under the Company's 1998 Long-Term Incentive Plan, if (i) a participant's employment is terminated or constructively terminated by Security Capital or a successor to Security Capital or an affiliated entity which is his or her employer for reasons other than cause following a change in control (as defined in the 1998 Long-Term Incentive Plan) of Security Capital or (ii) the 1998 Long-Term Incentive Plan is terminated by Security Capital or its successor following a change in control without provision for the continuation of outstanding awards, all unexpired options will become immediately exercisable and all restricted stock awards will immediately vest. The Company's 1995 Option Plan (the "1995 Option Plan") contains similar provisions for options granted under that plan.

   The Board has authorized Security Capital to enter into change in control agreements with each of its officers, including the Named Executive Officers. The agreements will provide that, if the officer is terminated or constructively terminated other than for cause within two years after a change in control of Security Capital, the officer will be entitled to receive a lump-sum severance payment (which amount depends upon the individual's responsibility level within Security Capital), together with certain payments and benefits, including continuation of certain employee benefits. An additional payment will be required to compensate certain officers for excise taxes imposed upon severance payments under these agreements. The severance amounts would range from three times the sum of base salary and target bonus for the year in which termination occurs, plus pro-rated target bonus through the date of termination, for the three most senior officers, to one times salary, plus pro-rated target bonus through the date of termination, for other officers.

Loans to Executive Officers

   See "Certain Relationships and Transactions" for a description of loans made to the executive officers of Security Capital and its affiliates.

1998 Long-Term Incentive Plan

   The 1998 Long-Term Incentive Plan authorizes the establishment of one or more qualified and non-qualified option programs and authorizes the award of share grants (any of which may be subject to restrictions). A total of 12,257,733 Class B Shares was reserved originally for issuance (representing 7.7% of the fully converted Class B Shares). In the event of certain transactions affecting the type or number of outstanding shares, the shares and awards subject to the 1998 Long-Term Incentive Plan may be adjusted. All exempt employees of Security Capital or any of its affiliates are eligible to participate in the 1998 Long-Term Incentive Plan. The Compensation Committee determines which employees and other persons providing advisory services to Security Capital and its affiliates are eligible to receive awards under the 1998 Long-Term Incentive Plan, and the terms and conditions applicable to those awards. Options expire on the date determined by the Compensation Committee which will not be later than the tenth anniversary of the grant date.

   The 1998 Long-Term Incentive Plan also provides that the Compensation Committee may award participants stock, the distribution of which is subject to the satisfaction of conditions established by the Compensation Committee. The number of shares and the conditions will be established by the Compensation Committee at the time the award is made, provided that any performance period will be at least one year and no more than 2,451,546 Class B Shares (20% of the total aggregate shares reserved for grant under the 1998 Long-Term Incentive Plan) may be for stock awards.

   Subject to obtaining any approvals required by applicable law or New York Stock Exchange requirements, the Board may amend or terminate the 1998 Long-Term Incentive Plan at any time, provided that no amendment or termination may materially adversely affect the rights of participants under any award made under the 1998 Long-Term Incentive Plan prior to the date that the amendment is adopted by the Board.

1995 Option Plan

   The 1995 Option Plan provides for the granting of options to purchase Class A Shares. The Compensation Committee administers the 1995 Option Plan, determining among other things, the employees of Security Capital or its subsidiaries or affiliates to whom awards under the 1995 Option Plan will be granted, and the exercise price which may not be less than the greater of the fair market value of an underlying Class A Share on the date of the grant of the option or the par value of the underlying share. The expiration date for each option is no later than the ten-year anniversary of the date on which the option is granted.

   Options for up to 14,945 Class A Shares (representing 0.8% of the outstanding Class A Shares on a fully converted basis as of January 31, 1999) remain available for grant. In the event of certain transactions affecting the type or number of shares outstanding, the shares or awards outstanding under the 1995 Option Plan may be adjusted.

   The 1995 Option Plan may, at any time, be amended or terminated by the Board, provided that no amendment or termination may materially adversely affect the rights of any participant or beneficiary under any option granted under the 1995 Option Plan prior to the date that amendment is adopted by the Board.

Other Option Plans

   Security Capital's predecessors also adopted the Security Capital Realty Investors Incorporated Option Plans A and B (each, a "Realty Option Plan") and the Security Capital Group Incorporated 1991 and 1992 Option Plans A and the 1991 and 1992 Option Plans B (each, a "Group Option Plan"). The Realty Option Plans provide for the grant of options to purchase Class A Shares. Each of the Group Option Plans provides for the grant of options to purchase Class A Shares. Generally, all of the plans contain terms substantially similar to the 1995 Option Plan. The number of Class A Shares reserved for issuance pursuant to options under the Realty Option Plans A and B and the Group 1991 and 1992 Option Plans A and the 1991 and 1992 Option Plans B are 16,366, 3,845, 9,982, 29,946, 7,010 and 21,031, respectively. Of those shares, 272, 0, 0, 497, 355 and 83, respectively, remain available for the granting of options thereunder.

         1998 COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   The Compensation Committee is comprised entirely of non-employee directors and is responsible for acting on behalf of the Board with respect to (i) general compensation and benefit practices of Security Capital, (ii) review and approval of salaries and other compensation actions for Security Capital's Chief Executive Officer, Named Executive Officers and other senior executive officers and (iii) adopting, administering and approving awards under annual and long-term incentive compensation plans.

Compensation Philosophy

   The Compensation Committee is committed to a compensation philosophy which rewards employees on the basis of Security Capital's success in attaining corporate financial objectives as well as on the basis of the employees' success in attaining individual financial and qualitative performance objectives. Security Capital's compensation program is designed to:

 .  Attract, reward and retain highly qualified executives.
 .  Align shareholder and employee interests.
 .  Reward long-term career contributions to Security Capital.
 .  Emphasize the variable portion of total compensation (cash and stock) as an individual's level of responsibility increases.
 .  Provide fully competitive compensation opportunities consistent with performance.
 .  Encourage teamwork.

   During 1998, the Compensation Committee conducted a full review of Security Capital's executive compensation programs over a six-month period. This review included a comprehensive report from independent compensation consultants assessing the effectiveness of the programs and relative competitiveness versus identified comparable companies of similar size and business characteristics to Security Capital. This comparable group included companies from both the real estate investment trust and diversified financial marketplace representing the most direct competitors for executive talent. Key findings from this review were discussed extensively with senior management and the Compensation Committee and their impact on compensation philosophy and practices for 1999 are outlined below by element.

Key Elements of Compensation

   The key elements of Security Capital's executive compensation program consist of base salary, annual bonus and long-term incentives. As an executive's level of responsibility increases, a greater portion of total compensation is based on annual and long-term performance-based incentive compensation and less on salary and employee benefits, creating the potential for greater variability in the individual's compensation level from year to year. The mix, level and structure of performance-based incentive elements reflect market industry practices as well as the position's role and relative impact on business results consistent with Security Capital's variable pay for performance philosophy.

Base Salary

   Currently, base salaries for senior executives are based on an overall assessment of the executive's responsibilities and contribution to Security Capital and are reviewed every two years. A key finding of the 1998 compensation review showed that salaries are significantly below comparable market benchmarks for the Named Executive Officers, particularly in relation to the broader diversified financial marketplace. Base salaries effective for 1999 will be positioned at mid-market levels consistent with the overall responsibilities of the position and performance and experience of the individual. Formal, company-wide salary reviews will continue to take place every two years, but the Compensation Committee may adjust salaries on an individual basis as needed at any time.

Annual Bonus

   Security Capital's senior executives are eligible for annual cash bonus awards based on company, business unit and individual performance during the prior year. Historically, individual bonus awards have been paid in amounts which achieve a targeted level of competitive total cash compensation (base salary and annual bonus) consistent with performance. A key finding of the 1998 compensation review showed target bonus levels for senior executives (expressed as a percent of an executive's base salary) were below target bonus levels for similar positions in comparable companies. For 1999, target bonus levels will be reviewed and adjusted as needed.

   Annual performance goals will be established by the Compensation Committee at the beginning of each fiscal year for the Named Executive Officers. Specifically, the Compensation Committee will consider performance based on financial measures such as earnings before depreciation, amortization and deferred taxes ("EBDADT") and total shareholder returns, both absolute and relative to comparable companies, as well as more qualitative measures such as strategic acquisitions and deployment of capital that position Security Capital for growth.

   Performance versus these criteria will determine individual awards with 100% achievement resulting in payment of the target award. Awards for performance below and above this level of achievement will be at the discretion of the Compensation Committee. Additionally, awards earned under the program may be further adjusted up or down at the discretion of the Committee based on the quality of the results, extraordinary circumstances, and other factors that the Compensation Committee deems relevant.

Long-Term Stock Incentives

   Long-term stock incentives are designed to foster significant ownership of Security Capital stock, promote a close identity of interests between Security Capital senior executives and shareholders and motivate and reward long-term strategic management and enhancement of shareholder value.

   Since Security Capital was founded, non-qualified stock options have been the primary long-term incentive form and constitute a major component of senior executive compensation. Option awards generally reflect the executive's level of responsibility and impact on the long-term success of the Company. Additionally, consideration is given to an executive's potential for future responsibility and impact. The number of shares covered by annual grants generally reflects competitive industry practices. Stock options granted in 1998 were granted with an exercise price equal to the market price on the date of grant and vest ratably over four years.

   In December 1998, restricted stock unit awards were granted on a highly selective basis to key executives critical to the long-term success of Security Capital to promote long-term retention and incent the Named Executive Officers to achieve targeted shareholder value goals. For the Named Executive Officers, these awards will vest on the earlier of the Class B Shares trading at a closing price of at least $40 per share for ten consecutive trading days or five years from the date of grant.

   It was determined in the course of the 1998 compensation review that Security Capital's long-term incentive programs are effective and generally competitive with market practices for most senior executives. For the Named Executive Officers, however, grants made over the prior three years placed their long-term incentive opportunity below that of similar positions in comparable companies. Long-term incentive opportunities for these individuals will be adjusted to mid-market levels versus the defined competitive market consistent with individual and Company performance.

   The Compensation Committee believes long-term incentives are integral in motivating senior executives to achieve the Company's long-range goals and enhance shareholder value. The Committee intends to continue to emphasize this element of the compensation package.

Chief Executive Officer Compensation

   The Compensation Committee meets annually without the Chief Executive Officer present to evaluate his performance and to determine his compensation. In considering Mr. Sanders' compensation, the Compensation Committee considers his principal responsibilities, which are to provide the overall vision and strategic direction for Security Capital, to attract and retain highly qualified employees and to develop and maintain key capital relationships for Security Capital.

   Mr. Sanders' salary of $300,000, which became effective January 1, 1997, was not increased in 1998. Based on the market compensation study conducted by outside consultants in 1998, it was determined that Mr. Sanders' base salary was significantly below competitive base salary levels of other Chief Executive Officers in companies of comparable size and business profile. Mr. Sanders' base salary will be adjusted in 1999 to mid-market levels versus the defined competitive market.

   In determining Mr. Sanders' 1998 annual bonus and long-term incentive award, the Compensation Committee reviewed the overall performance of Security Capital and Mr. Sanders' individual performance. During 1998, Security Capital achieved several important objectives which the Compensation Committee believes Mr. Sanders was instrumental in fostering on behalf of Security
Capital:

 .  Increased EBDADT to $1.72 per share in 1998 versus $1.66 in 1997.
 .  Two important corporate transactions: the merger of Security Capital
   Pacific Trust and Security Capital Atlantic Incorporated (now Archstone), and the agreement of Regency Realty Corporation and Pacific Retail Trust to merge, which merger was completed in February 1999.
 .  Three new start-up companies: CWS Communities Trust, SC-European Realty and
   BelmontCorp.
 .  An initial $500 million debt offering in June 1998.
 .  Depth of management added and new organization structures implemented.

   In view of these accomplishments, the Compensation Committee awarded Mr. Sanders an annual bonus award of $803,000 for 1998, which was paid in 1999. Additionally, the Committee granted Mr. Sanders stock options to acquire 295,593 Class B Shares and 120,000 restricted stock unit awards as part of the key executive retention grants made in December 1998. The Compensation Committee has determined that the combination of the annual bonus award and stock grants, in addition to base salary, would place Mr. Sanders' total compensation at approximate mid-market levels versus the comparable companies.

Section 162(m)

   The Compensation Committee is aware of the limitations imposed by Section 162(m) of the Internal Revenue Code of 1986, as amended, on the deductibility of compensation paid to certain senior executives to the extent it exceeds $1 million per executive. The law exempts compensation paid under plans that relate compensation to performance. Although Security Capital's plans are designed to relate compensation to performance, certain elements of the plans do not meet the tax law's requirements because they allow the Committee to exercise discretion in setting compensation. The Committee is of the opinion that it is better to retain discretion in determining executive compensation. However, the Committee will continue to monitor the requirements of the Code to determine what actions, if any, should be taken with respect to the Section 162(m).

                                   * * * * *

   This report is submitted by the members of the Compensation Committee:
Samuel W. Bodman, John P. Frazee, Jr. and John T. Kelley, III.

                               PERFORMANCE GRAPH

   Set forth below is a line graph comparing the yearly percentage change in the cumulative total shareholder return on Class A Shares and Class B Shares against the cumulative total return of the Standard & Poor's Composite--500 Stock Index for the period commencing September 18, 1997 (the date that the Class A Shares and Class B Shares began trading on the New York Stock Exchange), and ended December 31, 1998, and with respect to the NAREIT Equity REIT Index for the period commencing September 1, 1997, and ended December 31, 1998. The NAREIT Equity REIT Index is calculated only at month end and not on a daily basis. The Class A Share and Class B Share price performance shown on the graph is not necessarily indicative of future price performance.

   It would be difficult to develop a peer group of companies similar to Security Capital. Security Capital is a real estate research, investment and operating management company engaged in a number of diverse business activities. A majority of Security Capital's investments are in private and public strategic real estate operating companies and most of Security Capital's EBDADT for 1997 and 1998 was derived from its investment in these companies. Many of these companies are REITs. Security Capital has therefore used the NAREIT Equity REIT Index for comparative purposes.

                   Comparison of Cumulative Total Return(1)
Security Capital Class A Shares, Class B Shares, S&P Composite-500 Stock Index
                          & NAREIT Equity REIT Index

                              [PERFORMANCE GRAPH]

                          August 31, 1997 September 18, 1997(1) December 31, 1997 December 31, 1998
                          --------------- --------------------- ----------------- -----------------
Class A Shares                                   $100.00             $112.86           $47.14

Class B Shares                                    100.00              116.07            47.10

S&P 500                                           100.00              102.91           132.32

NAREIT Equity REIT Index      $100.00             100.00(2)           110.63            91.26

(1) Assumes that the value of the investment in Class A Shares and Class B Shares and each index was $100.00 on September 18, 1997, except with respect to the NAREIT Equity REIT Index which was as of September 1,

1997. Also assumes that the initial investment in Class A Shares and Class B Shares was made at the initial public offering price of $28.00 per Class B Share (equivalent to $1,400.00 per Class A Share).

(2) As of the close of the New York Stock Exchange on August 31, 1997.

                    CERTAIN RELATIONSHIPS AND TRANSACTIONS

   Security Capital and C. Ronald Blankenship, a Director, Vice Chairman and Chief Operating Officer of Security Capital, are parties to a secured promissory note and related pledge agreement. Under the terms of the promissory note, Security Capital lent Mr. Blankenship $925,000. The promissory note was amended in December 1998 to provide that the principal amount is due on the earlier of January 15, 2005, 120 days after Mr. Blankenship is no longer an officer of Security Capital or, if a change of control of Security Capital occurs and Mr. Blankenship's employment with Security Capital is terminated, one year after such termination. Interest on the unpaid balance accrues at six percent per year and is payable annually on January 15 each year the promissory note is outstanding. The promissory note is secured by Class A Shares of Security Capital, and common shares of Archstone, ProLogis and Homestead owned by Mr. Blankenship. The promissory note is also secured by a life insurance policy on Mr. Blankenship in the amount of $925,000 which policy names Security Capital as beneficiary. Mr. Blankenship has also agreed that if he exercises any options for Security Capital securities prior to repayment of the promissory note, any securities obtained upon exercise of those options will become subject to the pledge agreement and the net proceeds (after payment of minimum withholding taxes) of any securities obtained upon exercise of those options and disposed of by Mr. Blankenship will be immediately applied to the outstanding and unpaid interest and principal on the promissory note.

   Security Capital and Thomas G. Wattles, a Managing Director of Security Capital, are parties to a secured promissory note and related pledge agreement. Under the terms of the promissory note, Security Capital lent Mr. Wattles $413,000. The promissory note was amended in December 1998 to provide that the principal amount is due on the earlier of January 15, 2005, 120 days after Mr. Wattles is no longer an officer of Security Capital or, if a change of control of Security Capital occurs and Mr. Wattles' employment with Security Capital is terminated, one year after such termination. Interest on the unpaid balance accrues at six percent per year and is payable annually on January 15 each year the promissory note is outstanding. The promissory note is secured by Class A Shares of Security Capital and common shares of ProLogis owned by Mr. Wattles. The promissory note is also secured by a life insurance policy on Mr. Wattles in the amount of $536,000 which policy has been assigned to Security Capital. Mr. Wattles has also agreed that if he exercises any options for Security Capital securities prior to repayment of the promissory note, any securities obtained upon exercise of those options will become subject to the pledge agreement and the net proceeds (after payment of minimum withholding taxes) of any securities obtained upon exercise of those options and disposed of by Mr. Wattles will be immediately applied to the outstanding and unpaid interest and principal on the promissory note.

   On September 8, 1997, Security Capital entered into a promissory note with Gordon S. Kerr, Managing Director of the Capital Division of Security Capital. The loan was made as part of Mr. Kerr's original employment agreement under which Security Capital agreed to lend Mr. Kerr funds to purchase shares of Security Capital. Under the terms of the promissory note, Security Capital lent Mr. Kerr $500,000, which amount is due on the earlier of September 8, 2007, or 90 days after Mr. Kerr is no longer employed by Security Capital. No interest will be charged on the unpaid balance.

   Constance B. Moore, a Managing Director of the Capital Division of Security Capital, is a party to three loans aggregating $586,007. On September 1, 1993, Security Capital entered into an unsecured, full recourse promissory note with Ms. Moore. Under the terms of such promissory note, Security Capital lent Ms. Moore $117,250, which amount has been paid down to $72,382, with this amount due on September 1, 2003. Interest on the unpaid balance accrues at a floating rate per annum equal to the lowest rate charged by Morgan Guaranty Trust Company of New York to its most creditworthy corporate customers for unsecured loans having a maturity of ninety days or less, in effect from time to time, plus .25%, and is payable annually on each January 4. The proceeds of such promissory note were used by Ms. Moore to purchase Class A Shares of Security Capital. On

March 31, 1995, Security Capital entered into a secured, full recourse promissory note with Ms. Moore, then a Managing Director of Property Trust of America, now known as Archstone. Under the terms of such promissory note, Security Capital lent Ms. Moore $245,625, which amount is due on the earlier of January 4, 2005, or 120 days after Ms. Moore is no longer an officer of Archstone or an affiliate thereof. Interest on the unpaid balance accrues at a floating rate per annum equal to the lowest rate charged by Morgan Guaranty Trust Company of New York to its most creditworthy corporate customers for unsecured loans having a maturity of ninety days or less, in effect from time to time, plus .25%, and is payable semiannually on each January 4 and July 4. The proceeds of such promissory note were used by Ms. Moore to purchase common shares of Archstone. The promissory note is secured by 15,000 Common Shares of Archstone owned by Ms. Moore. On May 10, 1996, Security Capital entered into an unsecured, full recourse promissory note with Ms. Moore, who at the time was Co-Chairman and Chief Operating Officer of Security Capital Atlantic Incorporated ("Atlantic"), an affiliate of Security Capital which merged into Archstone in July 1998. Under the terms of such promissory note, Security Capital lent Ms. Moore $250,000, which amount is due on the earlier of January 5, 2006, or 120 days after Ms. Moore is no longer an officer of Archstone or an affiliate thereof. Interest on the unpaid balance accrues at a floating rate per annum equal to the lowest rate charged by Morgan Guaranty Trust Company of New York to its most creditworthy corporate customers for unsecured loans having a maturity of ninety days or less, in effect from time to time, plus .25%, and is payable semiannually on each January 5 and July 5. The proceeds of such promissory note were used by Ms. Moore to purchase common shares of Atlantic, which are now shares of Archstone.

   Pursuant to an agreement dated July 1, 1997, SC-U.S.Realty appointed Security Capital U.S.Realty Management S.A., a wholly owned subsidiary of Security Capital ("U.S.Realty Adviser"), as operating advisor to provide SC-U.S.Realty with advice with respect to strategy, investments, financing, administrative and all other operating matters affecting SC-U.S.Realty. The U.S.Realty Adviser receives a single all-inclusive annual advisory fee equal to 1.25% of SC-U.S.Realty's average monthly market value of assets, excluding investments in Security Capital securities and investments of short-term cash and cash equivalents. The fee payable to the U.S.Realty Adviser is reduced to the extent that the third-party operating and administrative expenses of SC-U.S.Realty exceed 0.25% of assets per annum. The U.S.Realty Adviser is responsible for paying all fees of Security Capital Investment Research and any other Security Capital advisory affiliates for services related to advising SC-U.S.Realty. The agreement is automatically renewable for successive two-year periods, unless either the U.S.Realty Adviser, on the one hand, or SC-U.S.Realty and Security Capital Holdings S.A., a wholly owned subsidiary of SC-U.S.Realty ("U.S.Realty Holdings"), acting together, on the other hand, give sixty days' prior written notice that the agreement will not be renewed; provided, however, after the first anniversary date of the agreement or the first anniversary date of any renewal date, both SC-U.S.Realty and U.S.Realty Holdings, acting together, may terminate the agreement on not less than sixty days' prior written notice to the U.S.Realty Adviser. During the year ended December 31, 1998, the U.S.Realty Adviser received fees of $35,200,000 pursuant to the advisory agreement.

   On May 12, 1998, pursuant to an Exchange Agreement, dated as of May 7, 1998, Security Capital issued 257,642 shares of a new class of Series B Preferred Shares to Commerzbank AG, Grand Cayman Branch in exchange for 139,000 Series A Preferred Shares and 3,293,288 Class B Shares held by Commerzbank AG, Grand Cayman Branch. Also pursuant to the Exchange Agreement, Security Capital paid a cash dividend to Commerzbank AG, Grand Cayman Branch on all the Series A Preferred Shares for the period from April 1, 1998, to May 12, 1998, of $1,216,250. In addition, Security Capital entered into a Registration Rights Agreement with Commerzbank granting Commerzbank AG, Grand Cayman Branch certain registration rights with respect to the Class B Shares into which the Series B Preferred Shares are convertible. The Series B Preferred Shares were issued to Commerzbank AG, Grand Cayman Branch under an exemption from the registration requirements provided by Section 4(2) of the Securities Act of 1933, as amended. The exchange of the Series A Preferred Shares and the Class B Shares for the Series B Preferred Shares was structured as a tax-free recapitalization.

   The Series B Preferred Shares have a liquidation preference of $1,000 per share for an aggregate preference of $257,642,000 plus any accrued and unpaid dividends. The holder of the Series B Preferred Shares is entitled to voting rights equal to the number of Class B Shares into which the Series B Preferred Shares are convertible, on any amendments of Security Capital's charter or a merger of Security Capital, a sale of substantially all its assets or liquidation or dissolution, and one-half of such number of Class B Shares on all other matters submitted to a vote of the common shareholders. Each Series B Preferred Share is convertible, at the option of the holder at any time, into 25.641026 Class B Shares (a conversion price of $39.00 per share). The conversion price and the number of Class B Shares into which the Series B Preferred Shares are convertible are subject to certain adjustments. The Series B Preferred Shares are initially convertible into a total of 6,606,205 Class B Shares. The holder of the Series B Preferred Shares will be entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available for the payment of dividends, cumulative preferential cash distributions at the rate of 7.0% of the liquidation preference per annum (equivalent to $70.00 per share). Such distributions are cumulative and are payable quarterly in arrears on the last day of each March, June, September and December or, if not a business day, the next succeeding business day. The Series B Preferred Shares are redeemable, at the option of Security Capital, after May 12, 2003, at a redemption price equal to $1,000 per share plus any accrued and unpaid dividends.

   The exchange of the Series B Preferred Shares, which are initially convertible into 6,606,205 Class B Shares, for the Series A Preferred Shares, which were convertible into 5,294,800 Class B Shares, and the 3,293,288 Class B Shares resulted in 1,981,883 fewer Class B Shares outstanding on a fully converted basis immediately after the exchange.

   The exchange of the Series B Preferred Shares for the Series A Preferred Shares and 3,293,288 Class B Shares was based on the fair value of these securities at the date of the Exchange Agreement. For financial accounting purposes, the difference between the fair value of the Series B Preferred Shares issued ($257,642,000) less the sum of (a) the carrying value of the Series A Preferred Shares ($139,000,000) and (b) the fair value of the Class B Shares ($98,799,000) was recorded as a dividend ($19,843,000) in Security Capital's financial statements for 1998.

   Homestead has entered into three credit facilities with Commerzbank AG, New York Branch, as the arranger or agent, and other lenders. On March 18, 1999, two of the credit facilities, one in the maximum principal amount of $170 million and secured by mortgages on Homestead's suburban properties (the "Suburban Line") and the other in the maximum principal amount of $30 million and secured by mortgages on Homestead's urban properties (the "Urban Line") were extended to December 31, 2000 from April 23, 1999. Borrowings under the Suburban Line bear interest at rates equal to 2.0% to 3.0% over LIBOR, 1% to 2% over the prime rate or 1.5% to 2.5% over the federal funds rate, with the margin depending upon the ratio of outstanding indebtedness to the amount of qualifying collateral. Borrowings under the Urban Line bear interest at the rate of 3.0% over LIBOR, 2.0% over the prime rate or 2.5% over the federal funds rate. Additionally, the Suburban Line calls for a commitment fee of
 .375% per annum of the average undrawn amount under the Suburban Line.

   On June 15, 1998, Homestead entered into a third credit facility with Commerzbank AG, New York Branch, which has a maximum principal amount of $200 million (the "Bridge Facility"). Borrowings under the Bridge Facility bear interest at the Eurodollar rate plus 1.25% or at a base rate of prime plus 0.25%. The average unfunded balance bears a commitment fee of 0.25% per annum. The line expires on May 4, 1999, and is secured by a subscription agreement with Security Capital for $200 million of convertible subordinated debentures. If the subscription is called, the proceeds must be used to first repay the lines of credit to Commerzbank AG, New York Branch, and second to fund projects under development which secure the other credit facilities. The subscription agreement expires June 30, 1999, or 2 weeks after termination of the $200 million credit agreement. The subscription obligation is to be reduced or terminated to the extent Homestead issues equity securities to any third party, or to Security Capital pursuant to a separate offering, before August 2, 1999, and uses the proceeds to repay the Bridge Facility.

   Security Capital and Commonwealth of Pennsylvania, Public School Employes' Retirement System ("PSERS") have entered into an agreement to establish a strategic relationship. The agreement provides that upon PSERS having invested a minimum of $400 million at cost in common stock of Security Capital or having acquired common stock representing an 8.5% economic interest in Security Capital in open market transactions: PSERS has the option to co-invest with Security Capital in directly owned existing or to-be-created private real estate entities when Security Capital desires to raise capital for any of those entities, with the terms and conditions for co-investment to be identical for both parties; Security Capital and PSERS will form an advisory committee, consisting of two members from senior management of Security Capital and PSERS, which will meet on a quarterly basis, which advisory committee will disseminate its views on how to capitalize on current opportunities in the global real estate markets provided that the PSERS members of the advisory committee will not be provided with or request material, non-public information regarding Security Capital or any of its publicly traded affiliates; and Security Capital will make available to PSERS the services of Security Capital Real Estate Research Group Incorporated ("Real Estate Research"), which services will be provided to PSERS under a separate agreement on terms similar to which Real Estate Research provides services to affiliates of Security Capital. The agreement will terminate if PSERS sells common stock which would reduce its investment in Security Capital below the investment described above or on July 28, 2013. If Security Capital increases the total shares outstanding and thereby reduces PSERS' percentage ownership position in Security Capital below the minimum investment amount, without PSERS selling any shares, the agreement will remain in effect. If PSERS decides to purchase more than a 9.8% economic interest in Security Capital, it must first obtain the approval of the Board of Directors of Security Capital.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16(a) of the Exchange Act requires Security Capital's Directors, officers and beneficial owners of more than 10 percent of the outstanding Class A Shares or Class B Shares to file reports of ownership and changes in ownership of the Class A Shares or Class B Shares with the Securities and Exchange Commission and to send copies of those reports to Security Capital. Based solely on a review of those reports and amendments thereto furnished to Security Capital and on written representations of certain of those persons that they were not required to file certain of those reports, Security Capital believes that no such person failed to file any such report on a timely basis during 1998, except that Steven F. Dichter, Hai-Ou Yang, Jeff A. Jacobson, Didier J. Cherpitel, Thomas B. Allin, John H. Gardner Jr., and Jeffrey A. Cozad each filed one late report with respect to one transaction.

                        INDEPENDENT PUBLIC ACCOUNTANTS

   The Board has selected Arthur Andersen LLP ("Arthur Andersen"), certified public accountants, who have served as auditors for Security Capital since 1991, to serve again as the auditors of Security Capital's books and records for the coming year. A representative of Arthur Andersen is expected to be present at the annual meeting, and will be given an opportunity to make a statement if that representative desires to do so and will be available to respond to appropriate questions.

   For the fiscal year ended December 31, 1996, Arthur Andersen expressed reliance on the report of Ernst & Young LLP ("Ernst & Young") with respect to the financial statements of Homestead, a subsidiary of Security Capital.

   On December 5, 1997, Homestead dismissed Ernst & Young as Homestead's principal accountant to audit Homestead's financial statements and engaged Arthur Andersen as Homestead's principal accountant to audit Homestead's financial statements beginning with the fiscal year ending December 31, 1997. The decision to change accountants was approved by the Audit Committee of the Board of Directors of Homestead.

   Ernst and Young's report on the financial statements of Homestead for the fiscal year ended December 31, 1996, did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles. In connection with the audit of Homestead's financial statements for the fiscal year ended December 31, 1996, and in subsequent interim periods through the date of dismissal, there has never been any disagreement with Ernst & Young on any matter of accounting principle or practice, financial statement disclosure or auditing scope or procedure, which disagreement, if not resolved to the satisfaction of Ernst & Young, would have caused it to make reference to the subject matter of the disagreement in connection with its report. In addition, there has never been a reportable event as described in paragraph (a)(1)(v) of
Item 304 of Regulation S-K promulgated under the Exchange Act (a "Reportable Event").

   Prior to engaging Arthur Andersen, Homestead had never consulted Arthur Andersen concerning either (i) the application of accounting principles to a specified completed or uncompleted transaction; (ii) the type of audit opinion which might be rendered on Homestead's financial statements; (iii) a written report or oral advice that the new accountant concluded was an important factor considered by Homestead in reaching a decision as to an accounting, auditing or financial reporting issue; or (iv) any matter which was the subject of a Reportable Event.

                                 ANNUAL REPORT

   Security Capital's 1998 Annual Report, which includes financial statements, has previously been mailed to shareholders or is being mailed to shareholders together with this Proxy Statement. The Annual Report does not constitute a part of the proxy solicitation material.

                             SHAREHOLDER PROPOSALS

   Any proposal by a shareholder of Security Capital intended to be presented at the 2000 annual meeting of shareholders must be received by Security Capital at its principal executive offices not later than December 15, 1999, for inclusion in Security Capital's proxy statement and form of proxy relating to that meeting.

   In addition, shareholders may present proposals which are proper subjects for consideration at an annual meeting, even if the proposal is not submitted by the deadline for inclusion in the proxy statement. To do so, the shareholder must comply with the procedures specified by Security Capital's bylaws. Security Capital's bylaws require that all shareholders who intend to make proposals at an annual shareholders' meeting submit their proposals to Security Capital during the period 75 to 100 days before the anniversary date of the previous year's annual meeting. To be eligible for consideration at the 2000 annual meeting, proposals which have not been submitted by the deadline for inclusion in the proxy statement must be received by Security Capital between February 10 and March 6, 2000.

                                 OTHER MATTERS

   Security Capital is not aware of any business or matter other than those indicated above which may properly be presented at the meeting. If, however, any other matter properly comes before the meeting, the proxy holders will, in their discretion, vote thereon in accordance with their best judgment.

                                          Jeffrey A. Klopf
                                          Secretary

April 14, 1999

                                                                 SKU#1665-PS-99

SCG198                            DETACH HERE


                                     PROXY

                      SECURITY CAPITAL GROUP INCORPORATED

     THE PROXY IS SOLICITED BY AND ON THE BEHALF OF THE BOARD OF DIRECTORS
                      1999 ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 20, 1999


The undersigned hereby appoints each of William D. Sanders, C. Ronald Blankenship, Thomas G. Wattles and Jeffrey A. Klopf, as proxies with full power of substitution, to represent the undersigned at the annual meeting of shareholders of Security Capital Group Incorporated to be held on May 20, 1999, and at any adjournments or postponements thereof, and to vote at such meeting the shares of common stock that the undersigned would be entitled to vote if present at such meeting, in accordance with the instructions indicated on the reverse side of this card: if no instructions are indicated, the shares represented by this proxy will be voted for the election of the listed nominees for Director, and, at the direction of the proxies named above, on any other matter that may properly come before the meeting.

     The undersigned acknowledges receipt of the Notice of Annual Meeting and the Proxy Statement together with this Proxy.

     You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote your shares unless you sign and return this card.

-----------                                                          -----------
SEE REVERSE                                                          SEE REVERSE
   SIDE               CONTINUED AND TO BE SIGNED ON REVERSE SIDE         SIDE
-----------                                                          -----------

                      SECURITY CAPITAL GROUP INCORPORATED

                        Annual Meeting of Shareholders

                            Thursday, May 20, 1999
                       9:30 a.m. (Central Daylight time)
                           Chicago Renaissance Hotel
                             One West Wacker Drive
                            Chicago, Illinois 60601




        We request that you pre-register for attendance to the meeting by calling our meeting planning staff
                              at 1-800-988-4307.



SCG19A                            DETACH HERE


[X] Please mark
    votes as in
    this example.

    1. The election of the following persons as Class III and I Directors:
       Class III: John T. Kelley, III, William D. Sanders, and
       Peter S. Willmott
       Class I: C. Ronald Blankenship

                FOR       WITHHELD
                ALL       FROM ALL
              NOMINEES    NOMINEES

                [ ]         [ ]
         FOR ALL nominees except as noted below
    [ ]
        -----------------------------------------

    2. To vote upon any other matters that may properly be presented at the meeting according to their best judgement and in their discretion.






    MARK HERE IF YOU PLAN TO ATTEND THE MEETING         [ ]



    MARK HERE FOR ADDRESS CHANGE AND NOTE AT LEFT       [ ]

    Please sign, date and return this proxy card promptly using the enclosed postage-paid envelope whether or not you plan to attend the meeting.

    Please sign exactly as name(s) appear(s) to the left. If shares are held jointly, each joint tenant should sign. If signing as attorney, executor, administrator, trustee or guardian or as officer of a corporation or other entity, please give full title and capacity in which you are signing.



Signature:                 Date:        Signature:                  Date:
          ----------------      -------           ----------------      -------